EXHIBIT 99.1
RALPH LAUREN REPORTS STRONG THIRD QUARTER FISCAL 2024 HOLIDAY RESULTS AHEAD OF EXPECTATIONS
•Third Quarter Revenue Increased 6% on a Reported Basis and 5% in Constant Currency, with All Regions Exceeding Expectations Led by Asia
•Global Direct-to-Consumer Comparable Store Sales Accelerated to 9% Growth in the Quarter, Driven by Positive Retail Comps Across All Regions and Channels
•Operating Margins Exceeded Our Outlook, with Continued Brand Elevation and Expense Discipline More than Offsetting Ongoing Product Cost Headwinds and Investments in Marketing and Ecosystem Expansion in the Period
•Reported Diluted EPS Growth of 31% and Adjusted EPS Growth of 24%, Ahead of Our Expectations Reflecting Strong Operating Profit Growth and Discrete Tax Benefits in the Quarter
•Exited Holiday with Healthy Inventory Levels, with Global Inventories Down 15% to Prior Year
•Returned Approximately $425 Million to Shareholders Through Our Dividend and Repurchase of Class A Common Stock This Fiscal Year-to-Date
•Reiterated Full Year Fiscal 2024 Outlook of Low-Single Digit Revenue Growth, Now Centering on 2%, and Adjusted Gross and Operating Margin Expansion, All in Constant Currency
NEW YORK -- (BUSINESS WIRE) -- February 8, 2024 -- Ralph Lauren Corporation (NYSE:RL), a global leader in the design, marketing, and distribution of luxury lifestyle products, today reported earnings per diluted share of $4.19, up 31% to prior year on a reported basis and $4.17, up 24% on an adjusted basis, excluding restructuring-related and other net charges for the third quarter of Fiscal 2024. This compared to earnings per diluted share of $3.20 on a reported basis and $3.35 on an adjusted basis, excluding restructuring-related and other net charges for the third quarter of Fiscal 2023.
"Our vision inspires people to live the life of their dreams," said Ralph Lauren, Executive Chairman and Chief Creative Officer. "And this holiday season, our teams around the world brought this to life in iconic products and campaigns marked with timeless elegance and a spirit of joy."
"We delivered a strong holiday, with continued progress on our Next Great Chapter: Accelerate plan and third quarter results that exceeded our expectations led by continued momentum in our direct-to-consumer channels," said Patrice Louvet, President and Chief Executive Officer. "These results underscore the diversity of our strategic growth drivers around the world in a still-volatile operating environment as well as our culture of operating discipline and agility."
Key Achievements in Third Quarter Fiscal 2024
We delivered the following highlights across our Next Great Chapter: Accelerate priorities in the third quarter of Fiscal 2024:
•Elevate and Energize Our Lifestyle Brand
◦Delivered our strongest growth in new customer acquisition and loyalty since the pandemic with 1.7 million new consumers in our direct-to-consumer businesses and accelerated net promoter scores over the holiday quarter
◦Created powerful, authentic connections with consumers across key cultural moments including; our global "Season for Dreaming" Holiday 2023 campaign with key city takeovers; successful Singles Day activations in Asia; our inaugural Artist in Residence collaboration with Naiomi Glasses, a groundbreaking partnership focused on empowering and celebrating artisans within the communities that have historically inspired our designs; and dressing Taylor Swift on the cover of TIME's 2023 Person of the Year issue
•Drive the Core and Expand for More
◦Increased average unit retail ("AUR") by 9% across our direct-to-consumer network in the third quarter, on top of a 10% increase last year, reflecting the durability of our multi-pronged elevation approach
◦Drove continued momentum in both our Core business and high-potential categories, both up low-double-digits to last year in constant currency and outpacing total company growth
◦Product highlights this quarter included: Polo Country x Element Skateboards, an exclusive capsule of unisex styles and skateboards celebrating the great outdoors; our limited-edition Polo ID collaboration with Mr. Bags in China; and our Ralph Lauren Pink Pony collection, supporting our longstanding commitment to cancer care
•Win in Key Cities with Our Consumer Ecosystem
◦By region, constant currency sales performance exceeded our expectations led by Asia, up 16% on a reported basis and 17% in constant currency with China up more than 30% to last year. Europe grew 11% on a reported basis and 6% in constant currency. North America was approximately flat, representing a sequential improvement from the first half of Fiscal 2024 driven by stronger direct-to-consumer performance
◦Continued to expand and scale our key city ecosystems in the third quarter, including: our new emblematic store opening at Marina Bay Sands in Singapore, our first Ralph Lauren stores in Prague and North Carolina, the launch of our digital commerce flagship in Canada and our first Ralph’s Coffee in Paris and the United Arab Emirates
Our business is supported by our fortress foundation, which we define through our five key enablers, including: our people and culture, best-in-class digital technology and analytics, superior operational capabilities, a powerful balance sheet, and leadership in citizenship and sustainability.
Third Quarter Fiscal 2024 Income Statement Review
Net Revenue. In the third quarter of Fiscal 2024, revenue increased 6% to $1.9 billion on a reported basis and was up 5% in constant currency. Foreign currency favorably impacted revenue growth by approximately 90 basis points in the third quarter.
Revenue performance for the Company's reportable segments in the third quarter compared to the prior year period was as follows:
•North America Revenue. North America revenue in the third quarter was $933 million, approximately flat to last year. In retail, comparable store sales in North America increased 5%, exceeding expectations, led by a 6% increase in brick and mortar stores and 4% increase in digital commerce. North America wholesale revenue decreased 15%, in-line with our expectations as the Company carefully manages sell-in to align with consumer demand in the channel. We continue to evaluate our brand presence on a door-by-door basis, resulting in approximately 20 department store exits completed in the region this fiscal year.

•Europe Revenue. Europe revenue in the third quarter increased 11% to $522 million on a reported basis and 6% in constant currency. Results included approximately 5 points of negative impact from lapping last year's favorable post-pandemic wholesale allowances and a timing shift of wholesale shipments earlier in the year to maximize full-price selling. In retail, comparable store sales in Europe accelerated to 11% growth, with a 10% increase in brick and mortar stores and a 12% increase in digital commerce. Europe wholesale revenue increased 5% to prior year on a reported basis and was approximately flat in constant currency, with stronger re-order trends largely offsetting the previously-disclosed impacts noted above.
•Asia Revenue. Asia revenue in the third quarter increased 16% to $446 million on a reported basis and 17% in constant currency. Comparable store sales in Asia increased 14%, with a 13% increase in our brick and mortar stores and a 25% increase in digital commerce.
Gross Profit. Gross profit for the third quarter of Fiscal 2024 was $1.3 billion and gross margin was 66.5%. Adjusted gross margin was 66.4%, 120 basis points above the prior year. Gross margins were driven by lower freight costs, favorable channel and geographic mix shifts, and AUR growth across all regions more than offsetting continued pressure from raw material costs. Recent pressure from cotton inflation is still expected to abate starting in Spring 2024 based on moderating cotton costs.
Operating Expenses. Operating expenses in the third quarter of Fiscal 2024 were $968 million on a reported basis. On an adjusted basis, operating expenses were also $968 million, up 7% to last year. Adjusted operating expense rate was 50.0%, compared to 49.2% in the prior year period. The increase was driven by channel and geographic mix shift resulting from stronger growth in the Company's international and direct-to-consumer businesses. Strategic investments in the quarter included higher compensation and rent & occupancy costs, along with higher marketing and key city ecosystem investments in the quarter due to the planned timing of launches and holiday campaigns.
Operating Income. Operating income for the third quarter of Fiscal 2024 was $318 million and operating margin was 16.4% on a reported basis. On an adjusted basis, operating income was also $318 million and operating margin was 16.4%, 40 basis points above the prior year. Operating income for the Company's reportable segments in the third quarter compared to the prior year period was as follows:
•North America Operating Income. North America operating income in the third quarter was $205 million on a reported basis and $204 million on an adjusted basis. Adjusted North America operating margin was 21.8%, down 150 basis points to last year, with strong gross margin expansion more than offset by higher operating expenses due to the timing of planned strategic investments, particularly in digital and marketing.
•Europe Operating Income. Europe operating income in the third quarter was $123 million on both a reported and adjusted basis. Adjusted Europe operating margin was 23.7%, up 30 basis points to last year. Foreign currency favorably impacted adjusted operating margin rate by 20 basis points in the third quarter.
•Asia Operating Income. Asia operating income in the third quarter was $108 million on both a reported and adjusted basis. Adjusted Asia operating margin was 24.2%, up 90 basis points to last year. Foreign currency favorably impacted adjusted operating margin rate by 10 basis points in the third quarter.

Net Income and EPS. Net income in the third quarter of Fiscal 2024 was $277 million, or $4.19 per diluted share on a reported basis. On an adjusted basis, net income was $275 million, or $4.17 per diluted share. This compared to net income of $216 million, or $3.20 per diluted share on a reported basis, and net income of $226 million, or $3.35 per diluted share on an adjusted basis, for the third quarter of Fiscal 2023.
In the third quarter of Fiscal 2024, the Company had an effective tax rate of approximately 16% on a reported basis and 17% on an adjusted basis. This compared to an effective tax rate of approximately 23% on both a reported and adjusted basis in the prior year period. The decline was driven primarily by a discrete tax benefit resulting from a reorganization of the Company's legal entity structure.
Balance Sheet and Cash Flow Review
The Company ended the third quarter of Fiscal 2024 with $1.9 billion in cash and short-term investments and $1.1 billion in total debt, compared to $1.7 billion and $1.1 billion, respectively, at the end of the third quarter of Fiscal 2023.
Inventory at the end of the third quarter of Fiscal 2024 was $1.1 billion, down 15% compared to the prior year period, with planned declines in North America and Europe more than offsetting a slight increase in Asia to support growth initiatives.
The Company repurchased approximately $103 million of Class A Common Stock in the third quarter.
Full Year Fiscal 2024 and Fourth Quarter Outlook
The Company's outlook is based on its best assessment of the current geopolitical and macroeconomic environment, including inflationary pressures, other consumer spending-related headwinds and foreign currency volatility, among others. The full year Fiscal 2024 and fourth quarter guidance excludes any potential restructuring-related and other net charges that may be incurred in future periods, as described in the "Non-U.S. GAAP Financial Measures" section of this press release.
For Fiscal 2024, the Company continues to expect revenues to increase approximately low-single digits to last year on a constant currency basis, now centering around 2% compared to 1% to 2% previously. Based on current exchange rates, foreign currency is now expected to have a modest benefit on revenue growth of approximately 10 basis points in Fiscal 2024.
The Company continues to expect operating margin for Fiscal 2024 to expand approximately 30 to 50 basis points in constant currency to 12.3% to 12.5%, driven by gross margin expansion. Foreign currency is now expected to have a roughly neutral impact on Fiscal 2024 operating margin. Gross margin is now expected to increase approximately 140 to 180 basis points in constant currency (compared to 120 to 170 basis points previously), with reduced freight costs, favorable channel and geographic mix and continued growth in AUR more than offsetting product cost inflation. Foreign currency is now anticipated to negatively impact gross margins by approximately 20 basis points in Fiscal 2024. Gross margin expansion is still expected to more than offset higher operating expenses as a percent of revenue due to channel mix shifts and as the Company invests in long-term strategic growth initiatives, notably digital and key city ecosystem expansion.
For the fourth quarter, the Company expects revenue growth to be in a range centered around 2% in constant currency to last year. Foreign currency is expected to negatively impact revenue growth by approximately 160 basis points.

Operating margin for the fourth quarter is expected to expand approximately 350 to 400 basis points in constant currency, driven largely by gross margin expansion, with about 40 basis points of negative foreign currency impact. Foreign currency is expected to negatively impact gross margin by approximately 50 basis points in the fourth quarter.
Assuming a continuation of current tax laws, the Company's full year Fiscal 2024 tax rate is now expected to be in the range of approximately 19% to 20% following discrete tax benefits recognized in the third quarter, while its fourth quarter tax rate is expected to be in the range of 22% to 23%.
The Company now expects capital expenditures for Fiscal 2024 of approximately $200 million to $225 million.
Conference Call
As previously announced, the Company will host a conference call and live online webcast today, Thursday, February 8, 2024, at 9:00 A.M. Eastern. Listeners may access a live broadcast of the conference call on the Company investor relations website at http://investor.ralphlauren.com or by dialing 517-623-4963 or 800-857-5209. To access the conference call, listeners should dial in by 8:45 A.M. Eastern and request to be connected to the Ralph Lauren Third Quarter 2024 conference call.
An online archive of the broadcast will be available by accessing the Company's investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 12:00 P.M. Eastern, Thursday, February 8, 2024 through 6:00 P.M. Eastern, Thursday, February 15, 2024 by dialing 203-369-0609 or 866-405-7299 and entering passcode 7451.
ABOUT RALPH LAUREN
Ralph Lauren Corporation (NYSE:RL) is a global leader in the design, marketing and distribution of luxury lifestyle products in five categories: apparel, footwear & accessories, home, fragrances, and hospitality. For more than 50 years, Ralph Lauren has sought to inspire the dream of a better life through authenticity and timeless style. Its reputation and distinctive image have been developed across a wide range of products, brands, distribution channels and international markets. The Company's brand names — which include Ralph Lauren, Ralph Lauren Collection, Ralph Lauren Purple Label, Polo Ralph Lauren, Double RL, Lauren Ralph Lauren, Polo Ralph Lauren Children and Chaps, among others — constitute one of the world's most widely recognized families of consumer brands. For more information, go to https://investor.ralphlauren.com.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release, and oral statements made from time to time by representatives of the Company, may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements regarding our current expectations about the Company's future operating results and financial condition, the implementation and results of our strategic plans and initiatives, store openings and closings, capital expenses, our plans regarding our quarterly cash dividend and Class A common stock repurchase programs, and our ability to meet environmental, social, and governance goals. Forward looking statements are based on current expectations and are indicated by words or phrases such as "aim," "anticipate," "outlook," "estimate," "ensure," "commit," "expect," "project," "believe," "envision," "goal," "target," "can," "will," and similar words or phrases. These forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed in or implied by such forward-looking statements. The factors that could cause actual results to materially differ include, among others: the loss of key personnel, including Mr. Ralph Lauren, or other changes in our executive and senior management team or to our operating structure, including any potential changes resulting from the execution of our long-term growth strategy, and our ability to effectively transfer knowledge and maintain adequate controls and procedures during periods of transition; the potential impact to our business resulting from inflationary pressures, including increases in the costs of raw materials, transportation, wages, healthcare, and other benefit-related costs; the impact of economic, political, and other conditions on us, our customers, suppliers, vendors, and lenders, including potential business disruptions related to the Russia-Ukraine and Israel-Hamas wars, militant attacks on cargo vessels in the Red Sea, civil and political unrest, diplomatic tensions between the U.S. and other countries, rising interest rates, and bank failures, among other factors described herein; the potential impact to our business resulting from supply chain disruptions, including those caused by capacity constraints, closed factories and/or labor shortages (stemming from pandemic diseases, labor disputes, strikes, or otherwise), scarcity of raw materials, port congestion, and scrutiny or detention of goods produced in certain territories resulting from laws, regulations, or trade restrictions, such as those imposed by the Uyghur Forced Labor Prevention Act ("UFLPA") or the Countering America's Adversaries Through Sanctions Act ("CAATSA"), which could result in shipment approval delays leading to inventory shortages and lost sales, as well as potential shipping delays, inventory shortages, and/or higher freight costs resulting from the emerging Red Sea crisis and/or disruptions to major waterways such as the Suez and Panama canals; our ability to effectively manage inventory levels and the increasing pressure on our margins in a highly promotional retail environment; our exposure to currency exchange rate fluctuations from both a transactional and translational perspective; our ability to recruit and retain employees to operate our retail stores, distribution centers, and various corporate functions; the impact to our business resulting from a recession or changes in consumers' ability, willingness, or preferences to purchase discretionary items and luxury retail products, which tends to decline during recessionary periods, and our ability to accurately forecast consumer demand, the failure of which could result in either a build-up or shortage of inventory; our ability to successfully implement our long-term growth strategy; our ability to continue to expand and grow our business internationally and the impact of related changes in our customer, channel, and geographic sales mix as a result, as well as our ability to accelerate growth in certain product categories; our ability to open new retail stores and concession shops, as well as enhance and expand our digital footprint and capabilities, all in an effort to expand our direct-to-consumer presence; our ability to respond to constantly changing fashion and retail trends and consumer demands in a timely manner, develop products that resonate with our existing customers and attract new customers, and execute marketing and advertising programs that appeal to consumers; our ability to competitively price our products and create an acceptable value proposition for consumers; our ability to continue to maintain our brand image and reputation and protect our trademarks; our ability to achieve our goals regarding environmental, social, and governance practices, including those related to climate change and our human capital; our ability and the ability of our third-party service providers to secure our respective facilities and systems from, among other things, cybersecurity breaches, acts of vandalism, computer viruses, ransomware, or similar Internet or email events; our efforts to successfully enhance, upgrade, and/or transition our global information technology systems and digital commerce platforms; the potential impact to our business if any of our distribution centers were to become inoperable or inaccessible; the potential impact to our business resulting from pandemic diseases such as COVID-19, including periods of reduced operating hours and capacity limits and/or temporary closure of our stores, distribution centers, and corporate facilities, as well as those of our customers, suppliers, and vendors, and potential changes to consumer behavior, spending levels, and/or shopping preferences, such as willingness to congregate in shopping centers or other populated locations; the potential impact on our operations and on our suppliers and customers resulting from man-made or natural disasters, including pandemic diseases, severe weather, geological events, and other catastrophic events, such as terrorist attacks and military conflicts; our ability to achieve anticipated operating enhancements and cost reductions from our restructuring plans, as well as the impact to our business resulting from restructuring-related charges, which may be dilutive to our earnings in the short term; the impact to our business resulting from potential costs and obligations related to the early or temporary closure of our stores or termination of our long-term, non-cancellable leases; our ability to maintain adequate levels of liquidity to provide for our cash needs, including our debt obligations, tax obligations, capital expenditures, and potential payment of dividends and repurchases of our Class A common stock, as well as the ability of our customers, suppliers, vendors, and lenders to access sources of liquidity to provide for their own cash needs; the potential impact to our business resulting from the financial difficulties of certain of our large wholesale customers, which may result in consolidations, liquidations, restructurings, and other ownership changes in the retail industry, as well as other changes in the competitive marketplace, including the introduction of new products or pricing changes by our competitors; our ability to access capital markets and maintain compliance with covenants associated with our existing debt instruments; a variety of legal, regulatory, tax, political, and economic risks, including risks related to the importation and exportation of products which our operations are currently subject to, or may become subject to as a result of potential changes in legislation, and other risks associated with our international operations, such as compliance with the Foreign Corrupt Practices Act or violations of other anti-bribery and corruption laws prohibiting improper payments, and the burdens of complying with a variety of foreign laws and regulations, including tax laws, trade and labor restrictions, and related laws that may reduce the flexibility of our business; the impact to our business resulting from the potential imposition of additional duties, tariffs, taxes, and other charges or barriers to trade, including those resulting from trade developments between the U.S. and China or other countries, and any related impact to global stock markets, as well as our ability to implement mitigating sourcing strategies; changes in our tax obligations and effective tax rate due to a variety of factors, including potential changes in U.S. or foreign tax laws and regulations, accounting rules, or the mix and level of earnings by jurisdiction in future periods that are not currently known or anticipated; the potential impact to the trading prices of our securities if our operating results, Class A common stock share repurchase activity, and/or cash dividend payments differ from investors' expectations; our ability to maintain our credit profile and ratings within the financial community; our intention to introduce new products or brands, or enter into or renew alliances; changes in the business of, and our relationships with, major wholesale customers and licensing partners; our ability to make strategic acquisitions and successfully integrate the acquired businesses into our existing operations; and other risk factors identified in the Company’s Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	December 30, 2023	April 1, 2023	December 31, 2022
	(millions)
ASSETS
Current assets:
Cash and cash equivalents	$1,803.6	$1,529.3	$1,566.1
Short-term investments	113.8	36.4	131.4
Accounts receivable, net of allowances	403.9	447.7	424.0
Inventories	1,055.1	1,071.3	1,238.4
Income tax receivable	43.8	50.7	50.5
Prepaid expenses and other current assets	219.2	188.7	220.9
Total current assets	3,639.4	3,324.1	3,631.3
Property and equipment, net	874.3	955.5	947.5
Operating lease right-of-use assets	1,076.7	1,134.0	1,073.0
Deferred tax assets	305.1	255.1	270.4
Goodwill	899.9	898.9	890.4
Intangible assets, net	79.0	88.9	92.3
Other non-current assets	130.1	133.0	135.0
Total assets	$7,004.5	$6,789.5	$7,039.9

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$411.8	$371.6	$468.0
Current income tax payable	102.3	59.7	118.7
Current operating lease liabilities	259.0	266.7	264.4
Accrued expenses and other current liabilities	905.1	795.5	898.5
Total current liabilities	1,678.2	1,493.5	1,749.6
Long-term debt	1,140.0	1,138.5	1,138.0
Long-term finance lease liabilities	263.5	315.3	320.9
Long-term operating lease liabilities	1,075.1	1,141.1	1,079.2
Non-current income tax payable	42.2	75.9	75.5
Non-current liability for unrecognized tax benefits	112.6	93.8	97.4
Other non-current liabilities	121.0	100.9	111.5
Total liabilities	4,432.6	4,359.0	4,572.1
Equity:
Common stock	1.3	1.3	1.3
Additional paid-in-capital	2,899.6	2,824.3	2,808.7
Retained earnings	7,008.4	6,598.2	6,615.1
Treasury stock, Class A, at cost	(7,128.1)	(6,797.3)	(6,754.5)
Accumulated other comprehensive loss	(209.3)	(196.0)	(202.8)
Total equity	2,571.9	2,430.5	2,467.8
Total liabilities and equity	$7,004.5	$6,789.5	$7,039.9

Net Cash & Short-term Investments(a)	$777.4	$427.2	$559.5
Cash & Short-term Investments	1,917.4	1,565.7	1,697.5

(a)Calculated as cash and cash equivalents, plus short-term investments, less total debt.

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 30, 2023	December 31, 2022	December 30, 2023	December 31, 2022
	(millions, except per share data)
Net revenues	$1,934.0	$1,832.3	$5,063.5	$4,902.8
Cost of goods sold	(648.0)	(641.6)	(1,675.4)	(1,687.6)
Gross profit	1,286.0	1,190.7	3,388.1	3,215.2
Selling, general, and administrative expenses	(967.6)	(900.8)	(2,693.9)	(2,530.9)
Restructuring and other charges, net	(0.7)	(7.8)	(45.6)	(20.3)
Total other operating expenses, net	(968.3)	(908.6)	(2,739.5)	(2,551.2)
Operating income	317.7	282.1	648.6	664.0
Interest expense	(10.6)	(12.0)	(30.6)	(33.3)
Interest income	20.7	8.6	52.2	18.8
Other income (expense), net	2.0	1.7	(4.3)	(6.8)
Income before income taxes	329.8	280.4	665.9	642.7
Income tax provision	(53.2)	(63.9)	(110.3)	(152.3)
Net income	$276.6	$216.5	$555.6	$490.4
Net income per common share:
Basic	$4.25	$3.26	$8.48	$7.19
Diluted	$4.19	$3.20	$8.31	$7.07
Weighted-average common shares outstanding:
Basic	65.0	66.5	65.5	68.2
Diluted	66.0	67.6	66.9	69.4
Dividends declared per share	$0.75	$0.75	$2.25	$2.25

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	Nine Months Ended
	December 30, 2023	December 31, 2022
	(millions)
Cash flows from operating activities:
Net income	$555.6	$490.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	173.0	163.3
Deferred income tax expense (benefit)	(11.6)	21.3
Stock-based compensation expense	75.3	59.9
Bad debt expense	1.8	0.2
Other non-cash charges (benefits)	6.2	(1.1)
Changes in operating assets and liabilities:
Accounts receivable	41.8	(30.5)
Inventories	14.6	(282.7)
Prepaid expenses and other current assets	(28.6)	(54.2)
Accounts payable and accrued liabilities	169.0	(24.3)
Income tax receivables and payables	(0.8)	69.9
Operating lease right-of-use assets and liabilities, net	(25.6)	(9.8)
Other balance sheet changes	(22.0)	(5.4)
Net cash provided by operating activities	948.7	397.0
Cash flows from investing activities:
Capital expenditures	(124.9)	(155.9)
Purchases of investments	(272.1)	(562.2)
Proceeds from sales and maturities of investments	193.8	1,161.5
Other investing activities	(1.0)	(5.2)
Net cash provided by (used in) investing activities	(204.2)	438.2
Cash flows from financing activities:
Repayments of long-term debt	—	(500.0)
Payments of finance lease obligations	(16.3)	(15.9)
Payments of dividends	(146.7)	(148.8)
Repurchases of common stock, including shares surrendered for tax withholdings	(328.8)	(445.8)
Net cash used in financing activities	(491.8)	(1,110.5)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	22.5	(23.2)
Net increase (decrease) in cash, cash equivalents, and restricted cash	275.2	(298.5)
Cash, cash equivalents, and restricted cash at beginning of period	1,536.9	1,872.0
Cash, cash equivalents, and restricted cash at end of period	$1,812.1	$1,573.5

RALPH LAUREN CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 30, 2023	December 31, 2022	December 30, 2023	December 31, 2022
	(millions)
Net revenues:
North America	$933.3	$937.6	$2,282.8	$2,364.9
Europe	521.5	469.3	1,498.8	1,378.4
Asia	446.4	386.2	1,172.3	1,036.7
Other non-reportable segments	32.8	39.2	109.6	122.8
Total net revenues	$1,934.0	$1,832.3	$5,063.5	$4,902.8

Operating income:
North America	$204.6	$214.9	$440.1	$474.8
Europe	123.4	109.6	353.0	317.4
Asia	108.2	89.8	269.9	234.2
Other non-reportable segments	29.4	36.9	97.3	114.1
	465.6	451.2	1,160.3	1,140.5
Unallocated corporate expenses	(147.2)	(161.3)	(466.1)	(456.2)
Unallocated restructuring and other charges, net	(0.7)	(7.8)	(45.6)	(20.3)
Total operating income	$317.7	$282.1	$648.6	$664.0

RALPH LAUREN CORPORATION
CONSTANT CURRENCY FINANCIAL MEASURES
(Unaudited)

Comparable Store Sales Data

	December 30, 2023
	Three Months Ended	Nine Months Ended
	% Change	% Change
	Constant Currency	Constant Currency
North America:
Digital commerce	4%	1%
Brick and mortar	6%	2%
Total North America	5%	2%

Europe:
Digital commerce	12%	11%
Brick and mortar	10%	6%
Total Europe	11%	7%

Asia:
Digital commerce	25%	19%
Brick and mortar	13%	11%
Total Asia	14%	12%

Total Ralph Lauren Corporation	9%	6%

Operating Segment Net Revenues Data

	Three Months Ended		% Change
	December 30, 2023	December 31, 2022	As Reported	Constant Currency
	(millions)
North America	$933.3	$937.6	(0.5%)	(0.5%)
Europe	521.5	469.3	11.1%	6.4%
Asia	446.4	386.2	15.6%	17.5%
Other non-reportable segments	32.8	39.2	(16.3%)	(16.3%)
Net revenues	$1,934.0	$1,832.3	5.6%	4.7%

	Nine Months Ended		% Change
	December 30, 2023	December 31, 2022	As Reported	Constant Currency
	(millions)
North America	$2,282.8	$2,364.9	(3.5%)	(3.4%)
Europe	1,498.8	1,378.4	8.7%	4.1%
Asia	1,172.3	1,036.7	13.1%	16.0%
Other non-reportable segments	109.6	122.8	(10.8%)	(10.8%)
Net revenues	$5,063.5	$4,902.8	3.3%	2.7%

RALPH LAUREN CORPORATION
NET REVENUES BY SALES CHANNEL
(Unaudited)

	Three Months Ended
	December 30, 2023					December 31, 2022
	North America	Europe	Asia	Other	Total	North America	Europe	Asia	Other	Total
	(millions)
Sales Channel:
Retail	$693.1	$297.3	$425.4	$—	$1,415.8	$653.5	$254.9	$361.5	$—	$1,269.9
Wholesale	240.2	224.2	21.0	—	485.4	284.1	214.4	24.7	—	523.2
Licensing	—	—	—	32.8	32.8	—	—	—	39.2	39.2
Net revenues	$933.3	$521.5	$446.4	$32.8	$1,934.0	$937.6	$469.3	$386.2	$39.2	$1,832.3

	Nine Months Ended
	December 30, 2023					December 31, 2022
	North America	Europe	Asia	Other	Total	North America	Europe	Asia	Other	Total
	(millions)
Sales Channel:
Retail	$1,541.9	$762.4	$1,095.6	$—	$3,399.9	$1,515.3	$675.6	$963.6	$—	$3,154.5
Wholesale	740.9	736.4	76.7	—	1,554.0	849.6	702.8	73.1	—	1,625.5
Licensing	—	—	—	109.6	109.6	—	—	—	122.8	122.8
Net revenues	$2,282.8	$1,498.8	$1,172.3	$109.6	$5,063.5	$2,364.9	$1,378.4	$1,036.7	$122.8	$4,902.8

RALPH LAUREN CORPORATION
GLOBAL RETAIL STORE NETWORK
(Unaudited)

	December 30, 2023	December 31, 2022
North America
Ralph Lauren Stores	50	46
Polo Outlet Stores	187	190
Total Directly Operated Stores	237	236
Concessions	1	1

Europe
Ralph Lauren Stores	45	43
Polo Outlet Stores	60	61
Total Directly Operated Stores	105	104
Concessions	27	29

Asia
Ralph Lauren Stores	132	115
Polo Outlet Stores	96	94
Total Directly Operated Stores	228	209
Concessions	679	698

Global Directly Operated Stores and Concessions
Ralph Lauren Stores	227	204
Polo Outlet Stores	343	345
Total Directly Operated Stores	570	549
Concessions	707	728

Global Licensed Stores
Total Licensed Stores	194	104

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended
	December 30, 2023
	As Reported	Total Adjustments(a)(b)	As Adjusted (Reported $)	Foreign Currency Impact	As Adjusted (Constant $)
	(millions, except per share data)
Net revenues	$1,934.0	$—	$1,934.0	$(15.1)	$1,918.9
Gross profit	1,286.0	(0.9)	1,285.1	(8.6)	1,276.5
Gross profit margin	66.5%		66.4%		66.5%
Total other operating expenses, net	(968.3)	0.7	(967.6)	3.5	(964.1)
Operating expense margin	50.1%		50.0%		50.2%
Operating income	317.7	(0.2)	317.5	(5.1)	312.4
Operating margin	16.4%		16.4%		16.3%
Income before income taxes	329.8	(0.2)	329.6
Income tax provision	(53.2)	(1.3)	(54.5)
Effective tax rate	16.1%		16.5%
Net income	$276.6	$(1.5)	$275.1
Net income per diluted common share	$4.19		$4.17

SEGMENT INFORMATION
REVENUE:
North America	$933.3	$—	$933.3	$(0.2)	$933.1
Europe	521.5	—	521.5	(22.2)	499.3
Asia	446.4	—	446.4	7.3	453.7
Other non-reportable segments	32.8	—	32.8	—	32.8
Total revenue	$1,934.0	$—	$1,934.0	$(15.1)	$1,918.9

OPERATING INCOME:
North America	$204.6	$(0.9)	$203.7
Operating margin	21.9%		21.8%
Europe	123.4	—	123.4
Operating margin	23.7%		23.7%
Asia	108.2	—	108.2
Operating margin	24.2%		24.2%
Other non-reportable segments	29.4	—	29.4
Operating margin	89.9%		89.9%
Unallocated corporate expenses and restructuring & other charges, net	(147.9)	0.7	(147.2)
Total operating income	$317.7	$(0.2)	$317.5

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Nine Months Ended
	December 30, 2023
	As Reported	Total Adjustments(a)(c)	As Adjusted (Reported $)	Foreign Currency Impact	As Adjusted (Constant $)
	(millions, except per share data)
Net revenues	$5,063.5	$—	$5,063.5	$(30.4)	$5,033.1
Gross profit	3,388.1	(4.5)	3,383.6	(12.2)	3,371.4
Gross profit margin	66.9%		66.8%		67.0%
Total other operating expenses, net	(2,739.5)	45.2	(2,694.3)	0.3	(2,694.0)
Operating expense margin	54.1%		53.2%		53.5%
Operating income	648.6	40.7	689.3	(11.9)	677.4
Operating margin	12.8%		13.6%		13.5%
Income before income taxes	665.9	40.7	706.6
Income tax provision	(110.3)	(22.3)	(132.6)
Effective tax rate	16.6%		18.8%
Net income	$555.6	$18.4	$574.0
Net income per diluted common share	$8.31		$8.58

SEGMENT INFORMATION
REVENUE:
North America	$2,282.8	$—	$2,282.8	$2.3	$2,285.1
Europe	1,498.8	—	1,498.8	(63.5)	1,435.3
Asia	1,172.3	—	1,172.3	30.8	1,203.1
Other non-reportable segments	109.6	—	109.6	—	109.6
Total revenue	$5,063.5	$—	$5,063.5	$(30.4)	$5,033.1

OPERATING INCOME:
North America	$440.1	$(4.7)	$435.4
Operating margin	19.3%		19.1%
Europe	353.0	(0.2)	352.8
Operating margin	23.6%		23.5%
Asia	269.9	—	269.9
Operating margin	23.0%		23.0%
Other non-reportable segments	97.3	—	97.3
Operating margin	88.9%		88.9%
Unallocated corporate expenses and restructuring & other charges, net	(511.7)	45.6	(466.1)
Total operating income	$648.6	$40.7	$689.3

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Three Months Ended
	December 31, 2022
	As Reported	Total Adjustments(a)(d)	As Adjusted
	(millions, except per share data)
Net revenues	$1,832.3	$—	$1,832.3
Gross profit	1,190.7	4.0	1,194.7
Gross profit margin	65.0%		65.2%
Total other operating expenses, net	(908.6)	7.8	(900.8)
Operating expense margin	49.6%		49.2%
Operating income	282.1	11.8	293.9
Operating margin	15.4%		16.0%
Income before income taxes	280.4	11.8	292.2
Income tax provision	(63.9)	(2.2)	(66.1)
Effective tax rate	22.8%		22.6%
Net income	$216.5	$9.6	$226.1
Net income per diluted common share	$3.20		$3.35

SEGMENT INFORMATION
OPERATING INCOME:
North America	$214.9	$3.7	$218.6
Operating margin	22.9%		23.3%
Europe	109.6	0.2	109.8
Operating margin	23.3%		23.4%
Asia	89.8	—	89.8
Operating margin	23.3%		23.3%
Other non-reportable segments	36.9	0.1	37.0
Operating margin	94.3%		94.3%
Unallocated corporate expenses and restructuring & other charges, net	(169.1)	7.8	(161.3)
Total operating income	$282.1	$11.8	$293.9

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Nine Months Ended
	December 31, 2022
	As Reported	Total Adjustments(a)(e)	As Adjusted
	(millions, except per share data)
Net revenues	$4,902.8	$—	$4,902.8
Gross profit	3,215.2	13.2	3,228.4
Gross profit margin	65.6%		65.8%
Total other operating expenses, net	(2,551.2)	18.1	(2,533.1)
Operating expense margin	52.0%		51.7%
Operating income	664.0	31.3	695.3
Operating margin	13.5%		14.2%
Income before income taxes	642.7	31.3	674.0
Income tax provision	(152.3)	(7.0)	(159.3)
Effective tax rate	23.7%		23.6%
Net income	$490.4	$24.3	$514.7
Net income per diluted common share	$7.07		$7.42

SEGMENT INFORMATION
OPERATING INCOME:
North America	$474.8	$10.2	$485.0
Operating margin	20.1%		20.5%
Europe	317.4	0.5	317.9
Operating margin	23.0%		23.1%
Asia	234.2	—	234.2
Operating margin	22.6%		22.6%
Other non-reportable segments	114.1	0.1	114.2
Operating margin	93.0%		93.0%
Unallocated corporate expenses and restructuring & other charges, net	(476.5)	20.5	(456.0)
Total operating income	$664.0	$31.3	$695.3

RALPH LAUREN CORPORATION
FOOTNOTES TO RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES

(a)Adjustments for non-routine inventory-related charges (benefits) are recorded within cost of goods sold in the consolidated statements of operations. Adjustments for non-routine bad debt expense (benefit) and impairment of assets are recorded within selling, general, and administrative ("SG&A") expenses in the consolidated statements of operations. Adjustments for one-time income tax events are recorded within the income tax benefit (provision) in the consolidated statements of operations. Adjustments for all other charges are recorded within restructuring and other charges, net in the consolidated statements of operations.

(b)Adjustments for the three months ended December 30, 2023 include (i) income of $5.0 million related to consideration received from Regent, L.P. ("Regent") in connection with the Company's previously sold Club Monaco business; (ii) other charges of $4.7 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired; (iii) charges of $1.0 million recorded in connection with the Company's restructuring activities, primarily associated with severance and benefit costs; and (iv) non-routine inventory benefits of $0.9 million primarily related to reversals of amounts previously recognized in connection with delays in U.S. customs shipment reviews and approvals.

(c)Adjustments for the nine months ended December 30, 2023 include (i) charges of $38.3 million recorded in connection with the Company's restructuring activities, primarily associated with severance and benefit costs; (ii) other charges of $14.3 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired; (iii) income of $7.0 million related to consideration received from Regent in connection with the Company's previously sold Club Monaco business; (iv) non-routine inventory benefits of $4.5 million primarily related to reversals of amounts previously recognized in connection with delays in U.S. customs shipment reviews and approvals and the COVID-19 pandemic; and (v) benefit of $0.4 million primarily related to Russia-related bad debt reserve adjustments. Additionally, the income tax provision reflects a benefit of $11.8 million recorded in connection with Swiss tax reform and the European Union's anti-tax avoidance directive.

(d)Adjustments for the three months ended December 31, 2022 include (i) other charges of $7.0 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired; (ii) charges of $4.0 million attributable to inventory adjustments due to delays in U.S. customs shipment reviews and approvals; and (iii) charges of $0.8 million recorded in connection with the Company's restructuring activities.

(e)Adjustments for the nine months ended December 31, 2022 include (i) other charges of $17.6 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired; (ii) non-routine inventory charges of $13.2 million largely recorded in connection with the Russia-Ukraine war and delays in U.S. customs shipment reviews and approvals, partially offset by reversals of amounts previously recognized in connection with the COVID-19 pandemic; (iii) charges of $6.4 million recorded in connection with the Company's restructuring activities; (iv) income of $3.5 million related to consideration received from Regent in connection with the Company's previously sold Club Monaco business; and (v) benefit of $2.4 million related to Russia-related bad debt reserve adjustments.

NON-U.S. GAAP FINANCIAL MEASURES
Because Ralph Lauren Corporation is a global company, the comparability of its operating results reported in U.S. Dollars is affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the U.S. Dollar. Such fluctuations can have a significant effect on the Company's reported results. As such, in addition to financial measures prepared in accordance with accounting principles generally accepted in the U.S. ("U.S. GAAP"), the Company's discussions often contain references to constant currency measures, which are calculated by translating current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency. The Company presents constant currency financial information, which is a non-U.S. GAAP financial measure, as a supplement to its reported operating results. The Company uses constant currency information to provide a framework for assessing how its businesses performed excluding the effects of foreign currency exchange rate fluctuations. Management believes this information is useful to investors for facilitating comparisons of operating results and better identifying trends in the Company's businesses. The constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company's operating performance measures calculated in accordance with U.S. GAAP.
This earnings release also includes certain other non-U.S. GAAP financial measures relating to the impact of charges and other items as described herein. The Company uses non-U.S. GAAP financial measures, among other things, to evaluate its operating performance and to better represent the manner in which it conducts and views its business. The Company believes that excluding items that are not comparable from period to period helps investors and others compare operating performance between two periods. While the Company considers non-U.S. GAAP measures useful in analyzing its results, they are not intended to replace, nor act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with U.S. GAAP, and may be different from non-U.S. GAAP measures reported by other companies.
Adjustments made during the fiscal periods presented include charges recorded in connection with the Company's restructuring activities, as well as certain other charges (benefits) associated with other non-recurring events, as described in the footnotes to the non-U.S. GAAP financial measures above. The income tax benefit (provision) has been adjusted for the tax-related effects of these charges, which were calculated using the respective statutory tax rates for each applicable jurisdiction. The income tax benefit (provision) has also been adjusted for certain other one-time income tax events and other adjustments, as described in the footnotes to the non-U.S. GAAP financial measures above. Included in this earnings release are reconciliations between the non-U.S. GAAP financial measures and the most directly comparable U.S. GAAP measures before and after these adjustments.
Additionally, the Company's full year Fiscal 2024 and fourth quarter guidance excludes any potential restructuring-related and other charges that may be incurred in future periods. The Company is not able to provide a full reconciliation of these non-U.S. GAAP financial measures to U.S. GAAP as it is not known at this time if and when any such charges may be incurred in the future. Accordingly, a reconciliation of the Company's non-U.S. GAAP based financial measure guidance to the most directly comparable U.S. GAAP measures cannot be provided at this time given the uncertain nature of any such potential charges that may be incurred in future periods.

SOURCE: Ralph Lauren Corporation
Investor Relations:
Corinna Van der Ghinst
ir@ralphlauren.com
Or
Corporate Communications
rl-press@ralphlauren.com